Exhibit 12.5

BGE

Ratio of Earnings to Fixed Charges

	Years Ended December 31,
	2008	2009	2010	2011	2012
Pre-tax income from continuing operations	72	155	244	211	11
Less: Capitalized interest	(4)	(4)	(6)	(7)	(5)

Pre-tax income from continuing operations after adjustment for income or loss from equity investees and capitalized interest	68	151	238	204	6
Fixed Charges:
Interest expensed and capitalized, amortization of debt discount and premium on all indebtedness	149	148	137	136	149
Interest component of rental expense (a)	4	5	4	5	4

Total fixed charges	153	153	141	141	153
Pre-tax income from continuing operations after adjustment for income or loss from equity investees and capitalized interest plus fixed charges	221	304	379	345	159

Ratio of earnings to fixed charges	1.4	2.0	2.7	2.4	1.0

(a)	Represents one-third of rental expense relating to operating leases, which is a reasonable approximation of the interest factor.

BGE

Ratio of Earnings to Fixed Charges and Preference Stock Dividends

	Years Ended December 31,
	2008	2009	2010	2011	2012
Pre-tax income from continuing operations	72	155	244	211	11
Less: Capitalized interest	(4)	(4)	(6)	(7)	(5)
Preference security dividend requirements	(19)	(22)	(20)	(20)	(20)

Pre-tax income from continuing operations after adjustment for income or loss from equity investees, capitalized interest and preference security dividend requirements	49	129	218	184	(14)
Fixed Charges:
Interest expensed and capitalized, amortization of debt discount and premium on all indebtedness	149	148	137	136	149
Interest component of rental expense (a)	4	5	4	5	4
Preference security dividend requirements	19	22	20	20	20

Total fixed charges	172	175	161	161	173
Pre-tax income from continuing operations after adjustment for income or loss from equity investees, capitalized interest and preference security dividend requirements plus fixed charges	221	304	379	345	159

Ratio of earnings to fixed charges and preferred stock dividends	1.3	1.7	2.4	2.1	0.9 (b)

(a)	Represents one-third of rental expense relating to operating leases, which is a reasonable approximation of the interest factor.
(b)	The ratio coverage was less than 1:1. The registrant must generate additional earnings of $14 million to achieve a coverage ratio of 1:1.